Exhibit 10.2

November 30th, 2015
Scott R. Ward

Dear Scott:

It is my pleasure to confirm our offer for you to join our team at Cardiovascular Systems, Inc. (“CSI”) as Interim Chief Executive Officer and President. This role will report to CSI’s Board of Directors.

The specifics of the offer follow:
Location: Headquarters office in New Brighton, MN, with travel as needed
Initial Base Salary: $630,000 annualized (paid bi-weekly)

Equity/Stock Award:
Effective December 1, 2015, you will be awarded approximately $125,000 in value of restricted stock units (RSU) under the Cardiovascular Systems, Inc. 2014 Equity Incentive Plan. The award will vest in full upon the cessation of your service as Interim Chief Executive Officer and President. The RSUs are payable in cash or shares of CSI’s common stock, at CSI’s discretion, within 30 days after the six (6) month anniversary of the termination of your CSI Board membership.

Benefits:	The current employee benefits summary is attached for your reference.

Start Date:	November 30, 2015

At-Will:
Your interim role is necessitated by David L. Martin’s (CEO & President) leave of absence commencing December 1, 2015. The parties anticipate that you will remain employed by CSI for the period of David Martin’s leave of absence and that your employment will end upon his return to work. Notwithstanding the foregoing, your employment is on an at-will basis. If you plan to resign your employment, CSI asks for 14 days advance written notice.

This offer is contingent upon your execution of the attached Confidentiality and Assignment of Inventions Agreement and completion of a Form I-9. Please sign, date and return this letter and the attached Confidentiality and Assignment of Inventions Agreement to me prior to November 30, 2015. Please do not hesitate to contact me with any questions. We look forward to working with you in this role.
Sincerely,

/s/ Laura Gillund
Laura Gillund
Vice President of Human Resources and Professional Development

Enclosures (Benefits summary and Confidentiality and Assignment of Inventions Agreement)

Accepted:

/s/ Scott R. Ward        Date: November 30, 2015
Scott R. Ward